UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ANSWERS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This Schedule 14A is being filed regarding additional litigation relating to the Agreement and Plan of Merger, dated as of February 2, 2011 (the “merger agreement”), among Answers Corporation (the “Answers.com”), AFCV Holdings, LLC (“AFCV”), and A-Team Acquisition Sub, Inc. (“Merger Sub”), an indirect wholly-owned subsidiary of AFCV, pursuant to which Merger Sub will be merged with and into Answers.com, with Answers.com continuing as the surviving corporation (the “merger”) and a wholly-owned subsidiary of AFCV.

Legal Proceedings Regarding the Merger

On February 25, 2011, a seventh purported class action complaint was filed in the Supreme Court of New York in New York County, State of New York, Fruchter v. Answers Corporation, et. al., Index No. 650532/2011, naming as defendants Answers.com, all the members of the Answers.com board of directors, AFCV, Merger Sub, Summit Partners (“Summit”), and Redpoint Ventures (“Redpoint”). The plaintiffs generally allege that, in connection with the approval of the merger agreement, the members of the Answers.com board of directors and Answers.com breached their fiduciary duties owed to Answers.com stockholders by, among other things, (i) failing to take steps to maximize the value of Answers.com to its shareholders because the merger price of $10.50 per share allegedly does not reflect the true value of Answers.com stock, (ii) acting to advance their own interests at the expense of Answers.com shareholders, (iii) purportedly failing to comply with their disclosure obligations; and (iv) creating supposedly  preclusive deal protection devices in the merger agreement. The plaintiffs further allege that AFCV, Summit, Merger Sub and Redpoint aided and abetted the members of the Answers.com board of directors in the alleged breaches of their fiduciary duties. The plaintiffs seek among other things a declaration that the members of the Answers.com board of directors have breached their fiduciary duties, an injunction barring consummation of the merger or rescinding, to the extent already implemented, the merger, an order directing the members of the Answers.com board of directors to exercise their fiduciary duties to fully disclose material facts to Answers.com shareholders necessary for them to make a fully informed decision as to whether to vote in support of the merger, and damages and attorneys’ fees.

On March 1, 2011, an eighth purported class action complaint was filed in the Court of Chancery of the State of Delaware, Dooley v.  Answers Corporation, et. al., Case No. 6236, naming as defendants Answers.com, all the members of the Answers.com board of directors, AFCV, and Merger Sub.  The plaintiffs generally allege that, in connection with the approval of the merger agreement, the members of the Answers.com board of directors and Answers.com breached their fiduciary duties owed to Answers.com stockholders by, among other things, (i) failing to take steps to maximize the value of Answers.com to its shareholders because the merger price of $10.50 per share allegedly does not reflect the true value of Answers.com stock, (ii) acting to advance their own interests at the expense of Answers.com shareholders, (iii) purportedly failing to comply with their disclosure obligations in the definitive proxy statement filed on February 28, 2011 with the Securities and Exchange Commission (the “SEC”); and (iv) creating supposedly preclusive deal protection devices in the merger agreement. The plaintiffs further allege that AFCV and Merger Sub aided and abetted the members of the Answers.com board of directors in the alleged breaches of their fiduciary duties. The plaintiffs seek among other things, an injunction barring consummation of the merger or rescinding, to the extent already implemented, the merger, and damages and attorneys’ fees. The plaintiffs also have moved for expedited proceedings and a preliminary injunction, and have served document requests.

The outcome in these lawsuits could have an impact on the consummation of the merger.

Answers.com and the other defendant parties intend to defend these lawsuits vigorously and believe them to be without merit.

Additional Information and Where to Find It

Answers Corporation (“Answers.com”) has filed with the SEC a definitive proxy statement and other relevant materials in connection with the merger described in the disclosure referenced above. The definitive proxy statement was mailed on or about March 1, 2011 to the stockholders of record of Answers.com. Before making any voting or investment decision with respect to the merger, stockholders are urged to read the definitive proxy statement and any other relevant materials filed with the SEC when they become available because they will contain important information about the merger. The definitive proxy statement and any other relevant materials (when they become available), and any other documents filed by Answers.com with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or at Answers.com’s website at http://ir.answers.com/sec.cfm. In addition, stockholders may obtain free copies of the documents filed with the SEC by contacting The Blueshirt Group at (212) 551-1453.

Participants in the Solicitation

Answers.com and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Answers.com in connection with the merger. Information about the directors and executive officers of Answers.com is set forth in its definitive proxy statement on Schedule 14A filed with the SEC on February 28, 2011 and Answers.com’s Annual Report on Form 10-K filed with the SEC on March 8, 2010 and subsequent amendments.

3